EXHIBIT 10.54

EMPLOYMENT AGREEMENT

AGREEMENT made this 1st day of July, 2004. by and between Hydrogen Power Inc., a corporation formed under the laws of the State of Delaware (the “Company”) and Ricky Gujral (the “Executive”)

WITNESSETH:

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to accept such. Employment, and each desires to enter into an agreement to provide for the terms and conditions of such employment set forth herein;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Employment

The Company agrees to employ the Executive during the Term specified in section 2, and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

2. Term

(a) The Executive’s employment under this Agreement shall continue until terminated pursuant to the provisions set out in Article 5 of the Agreement. The effective date of the termination of the Executive's employment with the Company, regardless of the reason therefor, is referred to in this Agreement as the “Date of Termination”.

(b) Upon termination of the employment of the Executive with the Company on or after Expiration Date, the Company shall pay the Executive, subject to appropriate offsets, as permitted by applicable law, for debts or money due to the Company (collectively, “Offsets”), any earned but unpaid salary and bonus composition, and any unused Personal Time Off (“PTO”) days accrued under Company policy, only through or as of, the Date of Termination. Any benefits to which the Executive or his beneficiaries may be entitled may be entitled to under the plans and programs described in section 4(b) below, or any other applicable plans and programs. In addition, the Company shall continue to pay the Executive his rate of base salary compensation then in effect for a period of six months. Except as provided in this section 2(b), in connection with the Executive’s termination of employment pursuant to section 2(a), the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amount of whatever nature.

3.  Duties and Responsibilities

(a) During the Term, the Executive shall have the position of Chief Executive Officer or such other title as may be agreed between the Executive and the Company. The Executive shall perform such duties and responsibilities as may be assigned him from time to time consistence with his position, and in the absence of such assignment, such duties as are customary and commensurate with such position. The Executive further agrees, if elected or appointed, to accept appointment or election, and to serve during all or any part of the Term as a director of the Company and as an officer or director of any subsidiary of the Company, without any additional compensation therefor.

(b) The Executive's employment by the Company shall be full time, and during the Term, the Executive agrees that he will (i) devote substantially all of his business time and attention, his best efforts, and all his skill and ability to promote the interests of the Company and its affiliates; (ii) carry out his duties in a competent and professional manner; (iii) work with other employees of the Company and its affiliates in a competent and professional manner; and (iv) generally promote the: interests of the Company and its affiliates. Notwithstanding the foregoing, the Executive shall be permitted to engage in civic or charitable activities and manages his personal investments, provided that such activities (individually or collectively) do not materially interfere with the performance of his duties or responsibilities under this Agreement.

4. Compensation

(a) As compensation for his service hereunder, the Company shall pay the
Executive, in accordance with its normal payroll practices, base salary compensation at an annual rate not less than US$150,000.

(b) Executive shall participate in the Company's Cash Incentive Plan, subject to the terms and conditions of such Plan as in effect from time to time. For purposes of the Cash Incentive Plan, Executive's target bonus for the year ending July 1st, 2005 shall be 37.5% of base salary for such year. Executive’s target bonus for each year the Term, if any, beginning after December 31, 2005 shall be 75% of base salary for such year or such other percentage as is established by the Board of Directors of the Company (the “Board”) for the Chief Executive Officer of the Company generally. For purposes of determining Executive’s bonus under the Company’s Cash Incentive Plan, the standard procedures of the Company’s Cash Incentive Plan as in effect at the relevant time shall be used.

(c) As of the first day of the Term, the Executive shall be eligible to participate under the Hydrogen Power Inc. Stock Incentive Plan (the “Stock Incentive Plan”) to purchase such number of shares as agreed by the Board of Directors. The exercise price of such Options shall he the price determined the Board of Directors as determined in accordance with the terms of the Stock Incentive Plan.

5. Termination

(a) This Agreement may he terminated by the Executive at any time by providing 30 days written notice to the Company. This Agreement may be terminated by the Company if the Executive commits a material breach of a provision of this Agreement by providing not less than 90 days written notice to the Executive. The Executive is to be compensated in full under all material sections of this Agreement

6. This Agreement shall enure to the benefit of and be binding upon the Company and the Executive and their successors and assigns. Furthermore, the terms of this Agreement shall remain in effect in the event any change in the management or representation of the Company’s Board of Directors, change of control, or otherwise.

EXECUTED as of the 1st of July 2004:

HYDROGEN POWER, INC.	Executive
By: /s/ James Matkin	/s/ Ricky Gujral
Its:

By: /s/ John Martin
Its: Director